FIRST PACTRUST BANCORP, INC.
FOR IMMEDIATE RELEASE
January 5, 2011

First PacTrust Bancorp Announces the Repurchase of the Outstanding TARP Warrant from Treasury

CHULA VISTA, CA – January 5, 2011 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that it has completed the repurchase of a warrant held by the U. S. Treasury Department. The 10-year warrant was issued on November 21, 2008 as part of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, and entitled the Treasury to purchase 280,795 shares of First PacTrust Bancorp common stock at an exercise price of $10.31 per share. The Company paid a total of $1,003,227 to the Treasury to repurchase the warrant.

Gregory A. Mitchell, President and Chief Executive Officer of the Company, said, “We are very pleased to have completed the repurchase of the warrant, effectively concluding First PacTrust Bancorp’s participation in the Capital Purchase Program. As a result of dividends paid on the preferred stock from its November 21, 2008 issuance through the December 15, 2010 redemption date, and the $1,003,227 paid today for repurchase of the warrant, the U.S. taxpayers received a total return of $3.0 million on Treasury’s $19.3 million preferred stock investment in our Company.” Mitchell also noted that the warrant repurchase is expected to be accretive to Bancorp’s fully diluted book value per share.

First PacTrust Bancorp, Inc. is the parent of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank currently operates through nine banking offices serving primarily San Diego and Riverside Counties in California. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Gregory Mitchell, President and CEO
Phone: (619) 691-1519, ext. 4474